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                                                                    Exhibit 10.4



                             EMPLOYMENT AGREEMENT


     Agreement made as of April 16, 1998 between Joseph M. Feig, residing at 5910 Pat Avenue, City of Woodland Hills, State of California, referred to in this agreement as "JMF", and DeskTalk Systems, Inc. (DSI), a corporation organized and existing under the laws of the State of California with its principal place of business located at 19401 South Vermont Avenue, Suite F-100, City of Torrance, State of California, referred to in this agreement as "DSI".

     In consideration of the mutual covenants and promises of the parties, DSI and JMF agree as follows:

                                   Section I
                                  Employment

     JMF accepts employment by DSI in an executive capacity, Chief Financial Officer, subject to the terms and conditions of this agreement. This agreement is for personal services and is non-assignable.

                                  Section II
                              Term of Employment

     This agreement and the employment shall commence on April 16, 1998, and continue for a period of one year. The term shall automatically be extended for an additional period of one year at the end of the Term, unless not less than sixty days prior to the expiration of the term of this Agreement, either party notifies the other party in writing that it intends not to renew the Agreement. If the Agreement is not renewed neither party shall incur any further obligation to the other at the end of the term.

                                  Section III
                                 Duties of JMF

     JMF will serve DSI faithfully and to the best of JMS's ability under the direction of the President and/or the board of directors of DSI. JMF shall devote JMF's entire productive time, energy, ability, and attention to the performance of the duties agreed on to be performed by JMF throughout the term of this employment agreement. JMF shall not directly or indirectly render any services of a business, commercial, or professional nature to any person or organization other than DSI for compensation during the term of this agreement. JMF shall be present at the Torrance facility on a full-time basis, unless agreed otherwise.

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                                  Section IV
                                 Compensation

     Base.  JMF's base salary shall be at a rate of thirteen thousand dollars
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($13,000) per month, payable according to DSI's standard employee wage payment policy. Said policy may be changed from time to time in the discretion of DSI. Said base salary may be reviewed for the purpose of increasing same, at any time during the Term of this Agreement or any renewal thereof. It is anticipated that said review for increases will occur the annual anniversary of the Agreement.

     Incentive Compensation.  JMF shall be paid on a quarterly basis up to
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twenty-five percent of his quarterly base salary.  Incentive compensation shall be based fifty percent on the company meeting its revenue objectives as compared to plan as approved by the Board of Directors, and fifty percent on management objectives as defined by the President of DSI.

     If JMF shall fail or unable to perform the services required, because of any physical or mental infirmity, and such failure or inability shall continue for thirty consecutive days, DSI will have the continuing right during the continuance of such disability to cancel the remainder of this contract, and terminate JMF's employ. If DSI terminates the Agreement pursuant to this paragraph, DSI shall continue to pay base compensation and health benefits for a period of thirty (30) days.

                                   Section V
                        Employee's Services as Director

     JMF consents to serve as a director of DSI, if elected or appointed, without further compensation. JMF may decline such appointment or election if DSI does not maintain Directors and Officers insurance coverage that specifically includes JMF as a named insured.

                                  Section VI
                                  Termination

     Termination by JMF.  JMF may terminate this agreement at any time with
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thirty days advance notice.  So long as JMF continues to perform his duties through the date of termination, DSI agrees to continue to pay JMF pursuant to the compensation schedule above until the date of termination.

     Termination by DSI.  DSI may terminate this agreement pursuant to Section
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II and/or Section IV(c).  DSI shall have "cause" to terminate JMF hereunder upon
(i) the willful and continued failure by JMF to substantially perform his duties hereunder and (other than any such failure resulting from JMF's incapacity due to physical or mental illness), after written notice is delivered by DSI that specifically identifies the manner in

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which DSI believes JMF has not substantially performed his duties and failure continues uncured for seven (7) business day, (ii) the willful engaging by JMF in misconduct which is materially injurious to DSI, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity) and the same remains uncured seven (7) business days after written notice to cure is given by DSI, (iii) conviction of a felony, or (iv) failure to utilize the DSI Headquarters facility as his base of operation. For purposes of this paragraph no act, of failure to act, on JMF's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of DSI. DSI shall have the right to terminate JMF for cause with the payment of one month's full base compensation and car allowance (if in existence), payment for any accrued vacation at the existing base pay rate and the continuation of any DSI-paid insurance coverage for a period of thirty (30) days from the termination date. If DSI breaches or terminates this Agreement without cause and, not pursuant to Section II and/or Section IV(c), then DSI shall pay JMF, in one lump sum or as they would otherwise come due without mitigation or offset, the greater of either (a) six months base salary or (2) the remaining base salary due as if this Agreement were to conclude at the end of the current term. Termination without cause shall be deemed to occur if both of the following occur (1) a change in the CEO of the company after April 1999 or a merger or consolidation and (2) JMF's title, pay or position is downgraded without JMF's approval.

                                  Section VII
                           Return of DSI's Property

     On termination of this agreement, regardless of how termination is effected, or whenever requested by DSI, JMF shall immediately return to DSI all of DSI's property, including without limitation all computer equipment issued, customer lists and prospect lists, used in rendering services or otherwise, that is in JMF's possession or under JMF's control.

                                 Section VIII
                        Use of Confidential Information

     It is understood between the parties that, during the term of the employment, JMF will be dealing with the confidential information that DSI's property used in the course of its business. All documents that JMF prepares, or confidential information that might be given to JMF in the course of the employment, are the exclusive property of DSI and shall remain in DSI's possession. JMF shall treat as confidential any information obtained by JMF concerning techniques, methods, systems, prices, plans or policies. JMF agrees that JMF will not during JMF's employment, or at any time subsequently, disclose to anyone, directly or indirectly, any of such confidential information, or use them for any reason or purpose whatsoever other than in the course of his employment with DSI.

                                  Section IX
                                Other Benefits

     JMF shall be entitled to all benefits normally afforded regular employees of DSI or any other benefit mutually agreed to between DSI and JMF and reduced to writing.

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                                   Section X
                              General Provisions

     Complete Agreement.  The parties agree that this agreement is the complete
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and exclusive statement of the agreement between the parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral or written, between the parties relating to this agreement. Excluding the previously executed Confidentiality Agreement. In addition the Board has tendered certain stock options to JMF.

     Representation by Counsel.  JMF has been represented by counsel and this
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agreement was drafted by both DSI and JMF. JMF understands that the General
Counsel of DSI works solely for and owes his duty of loyalty strictly to DSI. JMF has not relied on any statements made by the General Counsel of DSI in regards to his decision to enter into this Agreement.

     Amendment.  This agreement may not be modified, altered or amended except
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by written instrument duly executed by the authorized representatives of each of the parties.

     Waiver.  The waiver or failure of either party to exercise in any respect
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any right provided for in this agreement shall not be deemed a waiver of any further right under this agreement.

     Severability.  If any provision of this agreement is invalid, illegal or
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unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted. The remainder of the agreement shall be valid and enforceable to the maximum extent possible.

     Governing Law and Jurisdiction.  This agreement and performance hereunder
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shall be governed by the laws of the State of California.

     If any action shall be brought pursuant to or arising out of this Agreement, the prevailing party shall be entitled to its reasonable costs and expenses including reasonable attorney fees and costs.

     IN WITNESS WHEREOF, the parties have executed this agreement.

Dated as of April 16, 1998

DESKTALK SYSTEMS, INC.


By: /s/ David J. Kaufman               /s/ Joseph M. Feig
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     David J. Kaufman, President           Joseph M. Feig

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